Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of Pacific Continental Corporation and Subsidiary of our report dated March 14, 2013, with respect to the consolidated financial statements and the effectiveness of internal control over financial reporting of Pacific Continental Corporation and Subsidiary, which report appears in the Form 10-K of Pacific Continental Corporation and Subsidiary for the year ended December 31, 2012, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Moss Adams LLP

Portland, Oregon
March 29, 2013